EXHIBIT 99.1

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              August 29, 2006

ROWAN OBTAINS FOUR-WELL DRILLING CONTRACT OFFSHORE TRINIDAD

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a contract to drill four wells offshore Trinidad.

The Rowan Gorilla III will soon relocate to Trinidad to begin a one-year term contract for EOG. The new contract is with another operator and should extend the rig’s stay in the area by about six months to March 2008. The Company expects the new contract will generate approximately $45 million of drilling revenues.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are pleased to extend our work commitment in Trinidad. This contract reflects the continuing strength of the market for high-specification jack-ups throughout the world.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange and NYSE Arca. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.